EXHIBIT 17

                                WAIVER AGREEMENT


                  Waiver Agreement, dated February 15, 1999, relating to the Agreement and Plan of Merger dated as of November 22, 1998 as amended by Amendment No. 1 thereto dated February 9, 1999 (the "Merger Agreement"), between Hudson General Corporation, a Delaware corporation (the "Company"), and River Acquisition Corp., a Delaware corporation ("River").

                  WHEREAS, the Company and River have entered into the Merger Agreement which contemplates the purchase by River of all of the outstanding shares of common stock of the Company for a price of $61.00 per share in cash;

                  WHEREAS, GlobeGround GmbH, a German company ("GlobeGround"), has offered to purchase all of the outstanding shares of common stock of the Company for a price of $76.00 per share in cash; and

                  WHEREAS, the Company and GLGR Acquisition Corp., a Delaware corporation ("GLGR") and a wholly-owned subsidiary of GlobeGround, propose to enter into an Agreement and Plan of Merger (the "GlobeGround Merger Agreement"), to be dated as of February 15, 1999, which contemplates the purchase by GLGR of all of the outstanding shares of common stock of the Company for a price of $76.00 per share in cash, subject to certain conditions.

                  NOW, THEREFORE, in consideration of the mutual agreements herein contained and intending to be legally bound hereby and other good and valuable consideration, the parties hereto agree as follows:


                  1. Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meaning provided therefor in the Merger Agreement.

                  2. GlobeGround Merger Agreement. River agrees that notwithstanding any provisions to the contrary contained in the Merger Agreement, including without limitation the provisions of clauses (i) and (ii) of Section 8.01(f) of the Merger Agreement, River shall not exercise and hereby waives any and all rights it may have to terminate the Merger Agreement resulting from or arising out of any or all of the following: (a) the execution by the Company of the GlobeGround Merger Agreement; (b) any recommendation made by the Company's Board of Directors (the "Board") or the Special Committee of the Board (the "Special Committee") to the Company's stockholders or otherwise in support or favor of the GlobeGround Merger Agreement or the transactions contemplated thereby; (c) any withdrawal, modification or change by the Board or the Special Committee of their recommendation so that the Board or the Special Committee is not in favor of the Merger Agreement or the transactions contemplated thereby in connection with the GlobeGround Merger Agreement; or (d) any other actions taken by the Board or the Special Committee in support or furtherance of the GlobeGround

Merger Agreement or the transactions contemplated thereby. In addition, River hereby agrees that no action or actions taken by the Company, the Board or the Special Committee in connection with or furtherance of the GlobeGround Merger Agreement or the transactions contemplated thereby shall operate as or constitute a breach of any of the terms, covenants, representations, warranties or conditions of the Merger Agreement. The foregoing notwithstanding, effective March 17, 1999 all rights which River may have had to terminate the Merger Agreement and which were hereby waived, shall be reinstated and again shall be in full force and effect if, and only if, as of such date, the GlobeGround Merger Agreement has not been terminated, including, without limitation, the right to receive a payment from the Company to reimburse River for Expenses as provided in Section 8.05(b) of the Merger Agreement in connection with a termination of the Merger Agreement by River pursuant to clauses (i) or (ii) of
Section 8.01(f) thereof. Nothing contained herein shall in any way limit or restrict the Company's right or ability to at any time terminate the Merger Agreement in accordance with Section 8.01(g) thereof. No waiver or amendment is being given by River with respect to any transactions other than transactions contemplated by the GlobeGround Merger Agreement, or with respect to any bidder other than GlobeGround or GLGR, and nothing contained herein shall in any way limit or restrict River's ability to terminate the Merger Agreement in accordance with its terms except as specifically provided herein with respect to the GlobeGround Merger Agreement or the transactions contemplated thereby.

                  3. Effectiveness. This Waiver Agreement shall not be effective, and the provisions hereof shall be of no force or effect, unless and until the Company enters into the GlobeGround Merger Agreement.

                  4. Counterparts. This Waiver Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                  5. Governing Law. This Waiver Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the conflict of laws rules thereof.



                  IN WITNESS WHEREOF, the Company and River have caused this Waiver Agreement to be executed by their respective officers thereunto duly authorized on this 15th day of February 1999.


                                               RIVER ACQUISITION CORP.

                                               By: /s/  Jay B. Langner
                                                   ----------------------------
                                                   Name: Jay B. Langner
                                                   Title: Chairman

                                               HUDSON GENERAL CORPORATION

                                               By: /s/ Michael Rubin
                                                   ----------------------------
                                                   Name: Michael Rubin
                                                   Title: President